Prospectus Supplement No. 5	Filed pursuant to Rule 424(b)(3)
To Prospectus dated May 14, 2008	File No. 333-148982

ZION OIL & GAS, INC.

This document supplements the prospectus dated May 14, 2008, as supplemented on October 24, 2008, December 1, 2008, January 21, 2009 and January 4, 2011. This prospectus supplement is incorporated by reference into the prospectus. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements to the prospectus.

The exercise period for the Unit Warrants (currently trading under the symbol “ZNWAW”) has been extended to December 31, 2012. Any and all Unit Warrants properly exercised in accordance with the terms of the Unit Warrants on or before December 31, 2012 will be accepted by Zion and one share of registered common stock per Unit Warrant will be issued to the exercising Unit Warrant holder. Except for the extension of the exercise period of the Unit Warrants, the terms of the Warrants remain unchanged.

Accordingly, all references in the Prospectus relating to the expiration date of the Unit Warrants shall henceforth be deemed to refer to the expiration date of December 31, 2012.

Investing in our common stock is very risky. See "Risk Factors" commencing at page 2 of the prospectus to read about the risks that you should consider before buying shares of our stock.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the prospectus or any prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is December 23, 2011.